EXHIBIT 99

Thursday, July 10, 2003, 1:05pm PDT

Printronix Announces First Quarter Results for Fiscal Year 2004

IRVINE, CA., July 10, 2003 — Printronix, Inc., (NASDAQ: PTNX), the leading manufacturer of integrated enterprise printing solutions for the supply chain, today announced results for the first quarter of fiscal year 2004, which ended June 27, 2003. First quarter revenue was $30.5 million, down 18.1% from $37.3 million in the year ago quarter. Net income was $47 thousand, or $0.01 on a per diluted share basis, compared with net income of $1.0 million, or $0.16 on a per diluted share basis, in the year ago quarter.

For the first quarter of fiscal year 2004, gross margin was 36.2%, up from 34.8% reported in the same period one year ago due to a stronger Euro, favorable product mix, product cost reductions and manufacturing spending reduction programs.

Operating expenses in the first quarter of fiscal year 2004 were $11.0 million, down 8.9% from the year ago fiscal quarter, as a result of cost containment programs and lower labor costs.

The company ended the first quarter with cash of $29.4 million, up $6.0 million from the year ago quarter. Inventory decreased $0.5 million, or 3.4%, from the year ago quarter as a result of the company’s asset management programs. Compared with the prior quarter, cash decreased $0.2 million and inventory increased $0.4 million. The company repurchased 106,700 shares of stock during the quarter for $1.1 million.

“While our financial results for the first fiscal quarter were impacted by economic conditions and SARS in Asia, we continue to invest and bring to market new products and features that improve our competitive position,” said Bob Kleist, Chairman, President and CEO of Printronix. “We expanded the compatibility of our growing thermal printer line further enabling customers to migrate from legacy printer systems. We announced just yesterday that our line matrix solutions are being extended with two new high-speed printers that operate at 2000 and 2400 lines per minute. These printers exhibit the industry’s highest speeds and further extend the company’s leadership in the line matrix market. We are aggressively marketing these unique printing solutions to our customer base,” Mr. Kleist concluded.

Except for historical information, this press release contains “forward-looking statements” about Printronix, within the meaning of the Private Securities Litigation Reform Act of 1995. Terms such as “objectives,” “believes,” “expects,” “plans,” “intends,” “should,” “estimates,” “anticipates,” “forecasts,” “projections,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, including: adverse business conditions and a failure to achieve growth in the computer industry and in the economy in general; the ability of the company to achieve growth in the Asia Pacific market; adverse political and economic events in the company’s markets; a worsening of the global economy due to general conditions; a worsening of the global economy resulting from terrorist attacks or risk of war; a worsening of the global economy resulting from SARS (Severe Acute Respiratory Syndrome);

the ability of the company to maintain our production capability in our Singapore plant or obtain product from our Asia Pacific suppliers given the outbreak of SARS; the ability of the company to hold or increase market share with respect to line matrix printers; the ability of the company to successfully compete against entrenched competition in the thermal printer market; the ability of the company to attract and to retain key personnel; the ability of the company’s customers to achieve their sales projections, upon which the company has in part based its sales and marketing plans; the ability of the company to retain its customer base and channel; the ability of the company to compete against alternate technologies for applications in our markets; and the ability of the company to continue to develop and market new and innovative products superior to those of the competition and to keep pace with technological change. The company does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Printronix, Inc.

Printronix is a global leader in printing technologies for the industrial marketplace and distribution supply chain. Its integrated network solutions improve the printing of bar codes, labels and forms, verify accuracy and offer unequaled diagnostic technology. Printronix’s advanced solutions work with its industry-recognized line matrix, thermal and laser printers to deliver the most reliable printing available for enterprise networks. The company is based in Irvine, Calif., and its common stock is traded on NASDAQ under the symbol PTNX. For more information: www.printronix.com.

Company Contact:
Printronix, Inc., Irvine
Robert A. Kleist, President, CEO
714 / 368-2863
George L. Harwood, Senior Vice President Finance, CFO
714 / 368-2384

Media Contact:
WunderMarx, Inc.
Cara Stewart
949 / 376-6564, extension 202
(cstewart@wundermarx.com)

Investor Contact:
EVC Group, LLC
Douglas M. Sherk
415 / 659-2285
(dsherk@evcgroup.com)
Jennifer Cohn
415 / 659-2289
(jcohn@evcgroup.com)

Printronix Inc., and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended

	6/27/03	3/28/03	6/28/02

Revenue	$30,538	$34,788	$37,303
Cost of sales	19,495	22,070	24,303

Gross margin	11,043	12,718	13,000
Engineering and development	3,814	3,868	4,061
Sales and marketing	5,084	5,560	5,577
General and administrative	2,056	2,088	2,386

Total operating expenses	10,954	11,516	12,024
Income from operations	89	1,202	976
Other expense (income), net	40	(3)	(267)

Income before taxes	49	1,205	1,243
Provision for taxes	2	10	249

Net income	$47	$1,195	$994

Earnings Per Share:
Basic	$0.01	$0.21	$0.17
Diluted	$0.01	$0.20	$0.16
Shares Used in Earnings Per Share Computation:
Basic	5,544,078	5,819,242	5,866,743
Diluted	5,671,206	5,968,645	6,099,181
Gross margin %	36.2%	36.6%	34.8%
Operating expenses %	35.9%	33.1%	32.2%
Income from operations %	0.3%	3.5%	2.6%
Net income %	0.2%	3.4%	2.7%

Consolidated Balance Sheets (Unaudited)

	(Dollars in Thousands)

	6/27/03	3/28/03	6/28/02

Assets
Cash and equivalents	$29,398	$29,617	$23,390
Accounts receivable, net	15,325	18,741	20,889
Inventory, net	13,102	12,678	13,567
Other current assets	6,419	5,742	5,970
Plant and equipment, net	38,160	38,781	41,628
Other assets	533	528	749

Total assets	$102,937	$106,087	$106,193

Liabilities and Stockholders’ Equity
Short-term debt	$700	$700	$700
Accounts payable	5,393	6,520	7,320
Other current liabilities	11,925	12,888	13,027
Other long-term liabilities	14,723	14,903	15,424
Stockholders’ equity	70,196	71,076	69,722

Total liabilities and stockholders’ equity	$102,937	$106,087	$106,193

RELEASE DATE: July 10, 2003